EXHIBIT 3(i)(a)

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 SIMMONS COMPANY

               The undersigned, for the purpose of amending and restating the Certificate of Incorporation of SIMMONS COMPANY, a Delaware corporation (the "Corporation"), does hereby certify that:

                (1) The name of the Corporation is "Simmons Company."


                (2) The date of filing of the Corporation's original Certificate of Incorporation with the Secretary of State of Delaware was July 30, 1979, under the name "Simmons U.S.A. Corporation."

                (3) The Certificate of Incorporation of Simmons Company is hereby amended and restated in its entirety as follows:

                                    ARTICLE I
                                      NAME

                The name of the Corporation (hereinafter called the "Corporation") is "Simmons Company".

                                   ARTICLE II
                                    DURATION

                The period of duration of the Corporation is perpetual.

                                   ARTICLE III
                                     PURPOSE

               The purpose for which the Corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the Delaware General Corporation Law.

                                   ARTICLE IV
                                 CAPITALIZATION

               The total number of shares of stock which the Corporation shall have authority to issue is 56,000,000



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shares. 50,000,000 of said shares shall be designated as shares of Common Stock, all of which shall be of the same series with $.01 par value per share.
6,000,000 of said shares shall be designated as Preferred Stock, which shall be of such series as designated below:

               1. Series A Preferred. A series of Preferred Stock shall be
                  ------------------
designated consisting of 5,950,000 shares of Preferred Stock, such series entitled "Series A Preferred Stock", with $.01 par value per share. The Series A Preferred Stock will have such rights, preferences, privileges and restrictions thereof as follows:

               (a)    Dividends.
                      ---------

               (1) Dividends shall be paid on shares of Series A Preferred Stock in such amount and at such time as shall be determined from time to time by the Board of Directors and as shall be expressed by resolution duly authorized.

               (2) Each dividend shall be paid to the holders of record of shares of Series A Preferred Stock as they appear on the books of the Corporation on the record date, not exceeding 30 days prior to the Dividend Payment Date thereof, as shall be fixed by the Board of Directors of the Corporation.

               (3) Dividends or distributions may be declared and paid upon shares of Common Stock only if equal per-share dividends on an as converted basis shall have been declared and paid on all shares of Series A Preferred Stock. Dividends, if paid or if declared and set apart for payment on the Common Stock, must be paid or declared and set apart for payment on the Series A Preferred Stock contemporaneously.

               (b)    Redemption at the Option of the Holder.
                      --------------------------------------

               (1) At least 30 Business Days (as defined below) prior to (i) the consummation of a transaction which would result in a Sale of Simmons Holdings (as defined below), (ii) the date that a registration statement is declared effective for a Corporation IPO or (iii) the date that a registration statement is declared effective



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


        for a Simmons Holdings IPO (as defined below)(any of the events set forth in clauses (i) through (iii) hereinafter referred to as a "Redemption Event"), the Corporation shall provide written notice (the "Redemption Event Notice") of the Redemption Event to each holder of record of the Series A Preferred Stock. The Redemption Notice shall set forth the material terms of the Redemption Event, including in the event of a (A) Sale of Simmons Holdings, the purchase price (less estimated fees and expenses to be bourne by stockholders of Simmons Holdings) of a share of Class C Stock of Simmons Holdings in connection with such Sale of Simmons Holdings or (B) Corporation IPO or Simmons Holdings IPO, the estimated range of the initial per share price to the public and underwriting discounts and commissions of such IPO.

               Each holder of record of Series A Preferred Stock shall have the right, exercisable by delivery of a written notice (the "Redemption Notice") to the Corporation on or before the expiration of ten Business Days after the date of the Redemption Event Notice, to require the Corporation to redeem all or part of the Series A Preferred Stock held by it by delivery of written notice requesting such redemption and specifying the number of shares of Series A Preferred Stock desired to be so redeemed.

               For purposes of this Amended and Restated Certificate of Incorporation, (i) a "Sale of Simmons Holdings" shall mean the sale of Simmons Holdings, Inc., a Delaware corporation ("Simmons Holdings"), whether such sale occurs pursuant to (A) the sale of fifty percent (50%) or more of the outstanding shares of Simmons Holdings' voting capital stock, (B) a sale of all or substantially all of the assets of Simmons Holdings or (C) a merger, consolidation or recapitalization of Simmons Holdings as a result of which the ownership of Simmons Holdings' voting capital stock (or the capital voting stock of the surviving corporation, if Simmons Holdings is not the survivor) is changed to the extent of more than fifty percent (50%), (ii) "Corporation IPO" shall mean the consummation of an underwritten initial public offering of Common Stock of the Corporation pursuant to a registration statement that was declared



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

        effective under the Securities Act of 1933, as amended (the
        "Securities Act"), (iii) "Simmons Holdings IPO" shall mean the consummation of an underwritten initial public offering of common stock, $.01 par value, of Simmons Holdings pursuant to a registration statement that was declared effective under the Securities Act and (iv) "Business Day" shall mean any day other than a Saturday, Sunday, federal holiday or other day on which commercial banks in New York City are authorized or required to close under the laws of the State of New York.

               (2) In addition to the redemption right set forth in Section 1(b)(1) of this Article IV, a holder of record of Series A Preferred Stock who receives written notice pursuant to Section 2.1 of the 1996 Stockholders' Agreement (as amended from time to time, the "1996 Stockholders' Agreement"), dated March 22, 1996, among the Corporation, Simmons Holdings, NationsBank, N.A. (South), solely as trustee of the Simmons Company Employee Stock Ownership Trust (the "Trust"), shall have the right (a "Covered Sale Redemption Right"), exercisable by delivery of a written notice (the "Covered Sale Redemption Notice") to the Corporation within five Business Days of such Section 2.1 written notice, to require the Corporation to redeem up to that number of such holder's shares of Series A Preferred Stock equal to the number of shares of Series A Preferred Stock convertible into the number of shares of Common Stock such holder would have been entitled to sell pursuant to the terms and conditions of Section 2.1 of the 1996 Stockholders Agreement. The Covered Sale Redemption Notice shall specify the number of shares of Series A Preferred Stock desired to be so redeemed, assuming the conversion of such holder's Series A Preferred Stock.

               (3) The shares of the Series A Preferred Stock specified in a timely delivered Redemption Notice or Covered Sale Redemption Notice shall hereinafter be defined as "Redemption Shares". The Corporation shall redeem all Redemption Shares at a redemption price equal to 100% of the Liquidation Value (as hereinafter defined) of such shares (the "Redemption Price").



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

               (4) Redemption by the Corporation of the Redemption Shares shall take place at the principal office of the Corporation (i) in the case of Redemption Shares specified in a Redemption Event Notice, immediately prior to or contemporaneously with the consummation of the transaction giving rise to the Redemption Event and (ii) in the case of Redemption Shares specified in a Covered Sale Redemption Notice, on the date specified in the written notice received by the holder of such Redemption Shares triggering the Covered Sale Redemption Right, provided that on or prior to such date the transaction giving rise to such notice is consummated (the times and dates referred to in clauses (i) and (ii) hereinafter defined as the "Redemption Date"). On the Redemption Date, each holder of Redemption Shares to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares represented by such certificate are redeemed, a new certificate representing the unredeemed shares shall be issued to the holder of such shares.

               (5) Notwithstanding anything to the contrary contained in this
        Section 1(b) of this Article IV, the Corporation shall not be obligated to redeem any Redemption Shares to the extent that the redemption thereof would violate any law, statute, order, writ, injunction, decree, judgment, rule, regulation, policy, or guideline promulgated, or judgment entered, by any federal, state, local or foreign court or governmental authority applicable to the Corporation or any of its subsidiaries.

               (6) From and after the Redemption Date, unless there shall have been a failure by the Company to pay the Redemption Price (including by virtue of Section 1(b)(5) of this Article IV), all rights of the holders of such shares as holders of Series A Preferred Stock (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or


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

        certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for the redemption of Redemption Shares on any Redemption Date are insufficient to redeem the total number Redemption Shares to be redeemed, the funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed. The Redemption Shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such Redemption Shares, such funds will immediately be used to redeem the balance of the Redemption Shares, provided such shares have not been converted into Common Stock, which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

               (c)    Conversion.
                      ----------

               (1) Each share of the Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of the issuance of such share, at the office of the Corporation or any transfer agent for the Series A Preferred Stock or the Common Stock, into that number of the fully paid and nonassessable shares of Common Stock determined in accordance with the provisions of Section 1(c)(4) of this Article IV. In order to convert shares of Series A Preferred Stock into shares of Common Stock, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or to the transfer agent for the Series A Preferred Stock or the Common Stock, together with written notice to the Corporation stating that it elects to convert the same and setting forth the name or names it wishes the certificate or certificates for Common Stock to be issued, and the number of shares of Series A Preferred Stock being converted.



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

               (2) If a holder of record of Series A Preferred Stock becomes entitled under Section 1(b) of this Article IV to redeem any shares of Series A Preferred Stock and such holder fails to, or does not properly, exercise its redemption rights with respect to such shares (it being understood that the failure of the Corporation to have legally available funds to pay the Redemption Price shall not be deemed to be a failure of a holder to exercise or to properly exercise its redemption rights), such shares (and only such shares) shall be automatically converted into that number of fully paid and nonassessable shares of Common Stock determined in accordance with the provisions of Section 1(c)(4) of this
        Article IV. Such automatic conversion shall take place on the Redemption Date for such shares irrespective of the receipt by the Corporation of any Redemption Notice.

               (3) The Corporation shall, as soon as practicable after the surrender of the certificate or certificates evidencing the surrender of the shares of Series A Preferred Stock for conversion at the office of the Corporation or the transfer agent for the Series A Preferred Stock or the Common Stock, issue to each holder of such shares, or its nominee or nominees, a certificate or certificates evidencing the number of shares of Common Stock (and any other securities and property) to which it shall be entitled and, in the event that only a part of the shares evidenced by such certificate or certificates are converted, a certificate evidencing the number of shares of Series A Preferred Stock which are not converted. In the case of any voluntary conversion, such conversion shall be deemed to have been made on the date of such surrender of the shares of Series A Preferred Stock to be converted not later than immediately prior to the close of business on such date. In the case of any automatic conversion, such conversion shall be deemed to have been made on the Redemption Date. The person or persons entitled to receive the shares of Common Stock issuable upon any conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at such date and shall, with respect to such shares, have only those rights of a holder of Common Stock of the Corporation.



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

               (4) The Series A Preferred Stock shall be convertible into the number of shares of Common Stock which results from multiplying the number of shares of Series A Preferred Stock being converted by the Conversion Factor (as defined below) in effect at the time of conversion.

               (5) The conversion factor per share for the Series A Preferred Stock shall initially be one (the "Conversion Factor") and shall be subject to adjustment from time to time as provided herein.

               (6) If the outstanding shares of the Common Stock of the Corporation shall be subdivided into a greater number of shares, or a dividend in Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock (in which latter event the number of shares of Common Stock issuable upon the conversion or exchange of such securities shall be deemed to have been distributed), shall be paid in respect to the Common Stock of the Corporation, the Conversion Factor in effect immediately prior to such subdivision or at the record date of such dividend shall, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately increased, and conversely, if outstanding shares of the Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Factor in effect immediately prior to such combination shall simultaneously with the effectiveness of such combination, be proportionately decreased.

               Any adjustment to the Conversion Factor under this Section 1(c)(6) of this Article IV shall become effective at the close of business on the date the subdivision or combination referred to herein becomes effective.

               (7) In the event the Corporation at any time, or from time to time, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock or securities convertible into or exchangeable for Common Stock then and in each such



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

        event, the Company shall give notice to each holder of the Series A Preferred Stock then outstanding of such event at least ten Business Days prior to such event.

               (8) In each case of an adjustment or readjustment of the Conversion Factor, the Corporation, at its expense, shall cause the chief financial officer of the Corporation to compute such adjustment or readjustment in accordance with the provisions contained herein and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first-class mail, postage prepaid, to each registered holder of the Series A Preferred Stock at the holder's address shown on the Corporation's stock transfer books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of the number of additional shares of Common Stock and the type and amount, if any, of the other property which at the time would be received upon conversion of the Series A Preferred Stock.

               (9) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect a conversion of all outstanding shares of the Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall promptly seek such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               (10) The Corporation shall pay all taxes and other governmental charges (other than any income or other taxes imposed upon the profits realized by the recipient) that may be imposed in respect of the issue or delivery of shares of Common Stock or other securities or property upon conversion of shares of Series A Preferred Stock,


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        including without limitation, any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock or other securities in a name other than that of which the shares of Series A Preferred Stock so converted were registered.

               (11) In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 1(c) of this Article IV, the shares so converted shall be canceled and shall not be issuable by the Corporation.

               (d) Voting. Each share of Series A Preferred Stock shall be
                   ------
        entitled to vote, either in person or by proxy, at any meeting of the stockholders, or to consent in writing to any action of the stockholders without a meeting, pursuant to Section 228 of the Delaware General Corporation Law, and each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of votes carried by the number of full shares of Common Stock which would be issuable were such share of Series A Preferred Stock converted to Common Stock, pursuant to Section 1(c) of this Article IV, on the record date fixing the stockholders entitled to vote at such meeting or, in the case of an action by written consent, as of the effective date of such written consent.

               (e)    Liquidation.
                      -----------

               (1) In the event of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of each share of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are capital, surplus or earnings, an amount equal to the Liquidation Value of such share before any payment shall be made or assets distributed on the Common Stock or any other class or series of capital stock of the Corporation other than Series C Preferred Stock (as hereinafter defined) which shall be on a parity with the Series A Preferred Stock for purposes of payments or distributions made pursuant to a liquidation or winding up of the Company.



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               (2) If upon any dissolution, liquidation or winding up of the affairs of the Corporation, the assets of the Corporation distributable as aforesaid among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to them of the full preferential amounts to which they are entitled, then the entire assets of the Corporation so to be distributed shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the sum of their respective per share liquidation values, until payment in full of such amount per share.

               (3) The Liquidation Value per share of Series A Preferred Stock shall be $5.00.

               (4) For purposes of this Section 1(e) of this Article IV, a dissolution, liquidation or winding up of the affairs of the Corporation shall not be deemed to be occasioned by or to include the consolidation or merger of the Corporation with or into another person, or the sale or other disposition of all or substantially all of the assets of the Corporation.

               2. Series C Preferred Stock. A series of Preferred Stock shall be
                  ------------------------
designated consisting of 50,000 shares of Preferred Stock, such series entitled "Series C Cumulative Redeemable Exchangeable Preferred Stock" (hereinafter referred to as the "Series C Preferred Stock"), with $.01 par value per share. The Series C Preferred Stock will have such rights, preferences, privileges and restrictions thereof as follows:

               (a)    Dividends.
                      ---------

               (1) Subject to Section 2(a)(7) of this Article IV, with respect to each dividend period the Board of Directors shall declare, the Corporation shall pay and the holders of the shares of Series C Preferred shall be entitled to receive, if funds are legally available therefor, cumulative dividends on the shares of the Series C Preferred Stock, at a rate per annum of the Applicable Rate (as defined below) of the liquidation preference thereof. The term Applicable Rate shall mean, for each 12-month period following the initial date of



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        issuance of the Series C Preferred Stock (the "Series C Initial Issuance
        Date"), the rate per annum set forth below:


12-Month Period Following                            Rate per
Series C Initial Issuance Date                         Annum
- ------------------------------                         -----

First                                                   8%
Second                                                  8%
Third                                                   8%
Fourth                                                  9%
Fifth                                                  10%
Sixth and thereafter                                   12%

                (2) All dividends described in this Section 2(a) of this Article IV shall be payable on June 1 of each year, which date shall be the first day of the next succeeding dividend period (an "Annual Dividend Period"), and on the date of any redemption of the Series C Preferred Stock, or if any such date is not a Business Day (as hereinafter defined), on the next succeeding Business Day (each of such dates being a "Series C Dividend Payment Date"), commencing June 1, 1992 in preference to and in priority over dividends on the Junior Securities, except as provided in Section 2(a)(10) of this Article IV.

               (3) All dividends on the Series C Preferred Stock shall be paid to the holders of record at the close of business on the date specified by the Board of Directors of the Corporation at the time such dividend is declared; provided, however, that such date shall not be more than 60 days nor less than 10 days prior to the respective Series C Dividend Payment Date. Each of such annual dividends shall be fully cumulative and shall accrue (whether or not earned or declared), without interest, from the first day of the Annual Dividend Period, except that with respect to the Annual Dividend Period ending on June 1, 1992, such dividend shall accrue from the Series C Initial Issuance Date. The amount of dividends payable hereunder shall be determined on the basis of twelve 30-day months and a 360-day year. Cumulative dividends with respect to Series C Preferred Stock which are in arrears may be declared and paid at any time without reference to any regular Series C Dividend Payment Date.

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

               (4) All shares of Series C Preferred Stock redeemed or purchased by the Corporation shall be retired and cancelled and shall be restored to the status of authorized but unissued shares of preferred stock, without designation as to series, and may thereafter be issued, but not as shares of Series C Preferred Stock. After the Series C Initial Issuance Date (as defined below), the Corporation shall not issue any shares of Series C Preferred Stock other than shares which comprise Additional Shares of Series C Preferred Stock (as defined below).

               (5) The Series C Preferred Stock shall, with respect to dividend rights and rights of liquidation, winding up and dissolution, rank (i) junior to any other series of preferred stock established by the Board of Directors of the Corporation, the terms of which shall specifically provide that such series shall rank prior to the Series C Preferred Stock, (ii) on a parity with any other series of preferred stock established by the Board of Directors, the terms of which shall specifically provide that such series shall rank on a parity with the Series C Preferred Stock, and (iii) prior to any other equity securities of the Corporation, including, without limitation, the Common Stock; all of such equity securities of the Corporation to which the Series C Preferred Stock ranks prior, including without limitation the Common Stock, are collectively referred to herein as the "Junior Securities").

               (6) Any dividend on the Series C Preferred Stock accrued and payable on any Series C Dividend Payment Date shall be paid either, as so elected by the Board of Directors of the Corporation, (x) in cash, except as provided in the following sentence, or (y) by issuing a number of additional shares of the Series C Preferred Stock (the "Additional Shares of Series C Preferred Stock") for each such share (or partial share) of Series C Preferred Stock then outstanding equal to the dividend then payable on each such share (or partial share) of Series C Preferred Stock for the Annual Dividend Period then ended (expressed as a dollar amount) divided by the liquidation value of one share of Series C Preferred Stock (expressed as a dollar amount); provided, however,


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        that on each Series C Dividend Payment Date which occurs on or after
        June 1, 1995, except as provided in the following sentence, at least 33.33% of such dividend amount shall be paid in cash. If, at any time after the Series C Initial Issuance Date, the Corporation is not required to pay cash dividends pursuant to Section 2(a)(7)of this
        Article IV, then the Corporation shall instead issue Additional Shares of Series C Preferred Stock as set forth in clause (y) of the preceding sentence.

               (7) Notwithstanding any of the other provisions of this Section 2(a) of this Article IV, the Corporation shall not be required to pay cash dividends on shares of Series C Preferred Stock if the payment thereof would result in an Indebtedness Default (as hereinafter defined), if an Indebtedness Default has occurred and is continuing, or would result therefrom, or to the extent the payment of cash dividends on shares of Series C Preferred Stock is prohibited by the then applicable corporation law of the State of Delaware. Notwithstanding any of the other provisions of this Section 2(a) of this Article IV, the Corporation shall not be required to pay dividends on shares of Series C Preferred Stock in Additional Shares of Series C Preferred Stock to the extent such payment is prohibited by the then applicable corporation law of the State of Delaware.

               (8) No full cash dividends shall be declared or paid or set apart for payment on the preferred stock of any series ranking, as to dividends, on a parity with Series C Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof set apart for such payment in cash on shares of Series C Preferred Stock or unless such dividends shall have been paid by the issuance of Additional Shares of Series C Preferred Stock, in any event, through the most recent Series C Dividend Payment Date. When dividends are not paid in full, as aforesaid, upon the shares of Series C Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with Series C Preferred Stock,



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


        all dividends declared on Series C Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with Series C Preferred Stock shall be declared and paid in cash or by the issuance of additional shares of such respective series of preferred stock pro rata so that the amount of dividends so declared per share on Series C Preferred Stock and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of Series C Preferred Stock through the most recent Series C Dividend Payment Date and such other series of preferred stock bear to each other.

               (9) Subject to Section 2(a)(10) of this Article IV, as long as any shares of Series C Preferred Stock are outstanding, no dividend shall be declared or paid or set aside for payment or other distribution declared or made (in each case, other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Securities) upon the Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired by the Corporation for any consideration (except for shares of Junior Securities or options, warrants or rights to subscribe for or purchase shares of Junior Securities or by conversion into or exchange for Junior Securities), unless, in each case, the full cumulative dividends on all outstanding shares of Series C Preferred Stock shall have been paid (either in cash or by issuance of Additional Shares of Series C Preferred Stock) through the most recent Series C Dividend Payment Date.

               (10) Nothing contained in this Amended and Restated Certificate of Incorporation shall prevent (x) the declaration, payment or setting aside for payment of dividends, or the declaration or making of other distributions, on capital stock of the Corporation held by the Simmons Company Employee Stock Ownership Plan (or any successor plan) (the "ESOP") or (y) the purchase, redemption or other acquisition by the Corporation for any consideration of shares of capital stock from current, future or former ESOP plan participants or their beneficiaries to the extent required by applicable law or



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

        the terms of the ESOP (or any related trust or other agreement) as in effect from time to time.

               (11) Any dividend payment made on shares of Series C Preferred Stock shall first be credited against the dividends accrued with respect to the earliest periods for which dividends have not been paid. Holders of shares of Series C Preferred Stock shall not be entitled to (i) any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Series C Preferred Stock, or (ii) any interest, or sum of money in lieu of interest, in respect of any dividend payment or payments on the Series C Preferred Stock which may be in arrears.

               (12) Certificates for Additional Shares of Series C Preferred Stock shall bear a legend identifying such shares as Additional Shares of Series C Preferred Stock. Except as expressly set forth in Section 2(b) of this Article IV, shares of Additional Shares of Series C Preferred Stock are identical in all respects to shares of Series C Preferred Stock and shall be treated alike.

               (b)    Redemption.
                      ----------

               (1) At the option of the Corporation, shares of Series C Preferred Stock may be redeemed at any time as a whole or in part from time to time, out of funds legally available therefor, at a cash redemption price of $100 per share, with such redemption price per share to be adjusted proportionally in respect of partial shares, plus, in each case, an amount equal to accrued and unpaid dividends thereon (whether or not earned or declared), if any, to the date fixed for redemption.

               (2) Subject to Section 2(b)(8) of this Article IV, on January 17, 2003, the Corporation shall be required to redeem all of the shares of the Series C Preferred Stock then outstanding, out of funds legally available therefor, by paying in cash $100 per share, plus accrued and unpaid dividends thereon (whether or not earned or declared) if any, with such redemption price per share to be adjusted proportionally in respect of partial shares, to the date fixed for redemption.

               (3) Subject to Section 2(b)(8) of this Article IV, the Corporation shall be required to redeem on January 17, 1999, and on each anniversary of such date, at a cash redemption price of $100 per share, plus accrued and unpaid dividends thereon (whether or not earned or declared), if any, with such redemption price per share to be adjusted proportionally in respect of partial shares, to the date fixed for redemption, the percentage of the shares of Series C Preferred Stock outstanding on each such respective date equal to the applicable Payment Percentage (as defined below); provided, however, that the Corporation shall not be required to redeem any Series C Preferred Stock pursuant to this clause (ii) unless on or prior to the date on which the Series C Preferred Stock would otherwise be redeemable pursuant to this clause
        (ii) all Obligations (as such term is defined in the Bank Credit Agreement), and all Bridge Loan Financing shall have been paid in full (and all indebtedness incurred or assumed by the Corporation or any Subsidiary to repay or refinance such Obligations or such Bridge Loan Financing shall have been paid in full) (the "Full Payment Date"). The Payment Percentage shall mean the lowest applicable percentage set forth below if the Full Payment Date occurs:


       On or Prior To           Payment Percentage
       --------------           ------------------

      January 17, 1999                20.00%

      January 17, 2000                25.00%

      January 17, 2001                33.33%

      January 17, 2002                50.00%

       and thereafter                 100.00%


               (4) Subject to Section 2(b)(8) of this Article IV, if any Restricted Payment Event (as defined in the Junior Subordinated Notes as in effect on the Series C Initial Issuance Date) (x) shall occur on or after the Term Loan Full Payment Date (as defined in the Junior Subordinated

        Notes as in effect on the Series C Initial Issuance Date), the Corporation shall be required to redeem all then outstanding Additional Shares of Series C Preferred Stock at a cash redemption price of $100 per share plus accrued and unpaid dividends thereon (whether or not earned or declared), if any, to the date fixed for redemption, and
        (y) the Corporation shall be required to redeem the percentage of the shares of Series C Preferred Stock which are not Additional Shares of Series C Preferred Stock outstanding on the date of such Restricted Payment Event equal to the Trigger Percentage (as defined below) at a cash redemption price equal to $100 per share, plus accrued and unpaid dividends thereon (whether or not earned or declared), if any, to the date fixed for redemption. The term "Trigger Percentage" shall mean a fraction the numerator of which is the then applicable Test Percentage (as defined below) multiplied by the aggregate amount of the proceeds received by the Covered Stockholders (as defined in the Junior Subordinated Notes as in effect on the Series C Initial Issuance Date) in such Restricted Payment Event and the denominator of which is the sum of the aggregate liquidation value of all shares of Series C Preferred Stock outstanding on the date of the Restricted Payment Event and all accrued and unpaid dividends thereon (whether or not earned or declared), if any, to the date fixed for redemption. The term "Test Percentage" shall mean (A) .0091 if the Restricted Payment Event occurs on or prior to March 15, 1995, (B) .0182 if the Restricted Payment Event occurs after March 15, 1995 and on or prior to March 15, 1999, and (C) .0274 if the Restricted Payment Event occurs thereafter.

               (5) Subject to Section 2(b)(8) of this Article IV, in the event of an Initial Public Offering which involves the sale by the Corporation of Common Stock for its own account, the Corporation shall apply .91% of the excess of (X) the net proceeds to the Corporation of such Initial Public Offering of such Common Stock over (Y) the amount of such net proceeds which are utilized by the Corporation or any of its Subsidiaries to repay or reduce any Indebtedness (as such term is defined in the Bank Credit Agreement, as in effect on the Series C Initial

        Issuance Date), whether or not such repayment or reduction is optional or mandatory, and whether or not such reduction or repayment results in a reduction of any lender's commitment to advance funds, to redeem such number of shares of Series C Preferred Stock as may be redeemed at a cash redemption price of $100 per share, plus accrued and unpaid dividends thereon (whether or not earned or declared), if any, to the date fixed for redemption.

               (6) Subject to Section 2(b)(8) of this Article IV, upon the occurrence of a Triggering Event (as defined below), the Corporation shall redeem all shares of Series C Preferred Stock then outstanding at a cash redemption price of $100 per share, plus accrued and unpaid dividends thereon (whether or not earned or declared), if any, to the date fixed for redemption. The term "Triggering Event", shall mean the earliest to occur of the following events:

                      (a) the sale by the Corporation and its Subsidiaries of all or substantially all of the assets of the Corporation and its Subsidiaries in a single transaction or a series of related transactions;

                      (b) 40 days following the occurrence of a Change of Control (as such term is defined in the Bank Credit Agreement, as in effect on the Series C Initial Issuance Date); and

                      (c) any merger, consolidation or other business combination (other than a statutory merger to effect jurisdictional changes or similar purposes and other than a merger, consolidation or other business combination involving Merrill Lynch Capital Partners, Inc. ("MLCP") or one or more of its Affiliates) by the Corporation with one or more persons other than a wholly-owned Subsidiary of the Corporation.

               (7) If an Indebtedness Default (as defined below) has occurred and is continuing solely as a result of a cross-default provision in such Indebtedness (as defined in the Bank Credit Agreement (as in effect on the Series C Initial Issuance Date)) to the failure of the

        Corporation to pay dividends or other amounts on the Series C Preferred Stock, and if there is no other Indebtedness Default and if no Indebtedness Default would result from such redemption, and if the banks party to the Bank Credit Agreement shall have waived (or failed to declare an event of default thereunder within 40 days after the occurrence of a Change of Control (as defined above)) compliance with clause (m) of Article VII of the Bank Credit Agreement (as in effect on the Series C Initial Issuance Date) the provisions of Section 2(b)(8) of this Article IV shall not be applicable to a Triggering Event specified in clause (b) of Section 2(b)(6) of this Article IV.

               (8) The Corporation shall not be required to discharge its redemption obligations pursuant to this Section 2(b) of this Article IV if such redemption would result in an Indebtedness Default or if an Indebtedness Default has occurred and is continuing or would result therefrom or to the extent such redemption is prohibited by the then applicable corporation law of the state of Delaware. Any such redemption obligation shall be discharged as soon as the provisions of the immediately preceding sentence are no longer applicable.

               (9) Whenever shares of Series C Preferred Stock (including Additional Shares of Series C Preferred Stock) are to be redeemed pursuant to this Section (2)(b) of this Article IV, a notice of such redemption shall be mailed, by first-class mail, postage prepaid, or delivered to each holder of the shares to be redeemed at such holder's address as the same appears on the stock transfer books of the Corporation. Such notice shall be mailed or delivered not less than 20 days and not more than 60 days prior to the date fixed for redemption. Each such notice shall state: (i) the date fixed for redemption; (ii) the number of shares of Series C Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where such shares of Series C Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such date fixed for redemption; (vi) the provision of this Section 2(b) of this Article IV under which the redemption is made; and (vii) the extent, if any, to which Additional Shares of Series C Preferred Stock are being redeemed. If fewer than all shares of Series C Preferred Stock held by a holder are to be redeemed, the notice mailed to such holder shall specify the number of shares to be redeemed from such holder. Except as required by applicable law, no defect in the notice of redemption or in the mailing thereof shall affect the validity of the redemption proceedings. Notwithstanding
        Section 2(b)(2) through Section 2(b)(7) of this Article IV, the Corporation shall not be required to mail any such notice, in the case of Section 2(b)(3) of this Article IV, until the Full Payment Date shall occur, in the case of Section 2(b)(4) of this Article IV, until the consummation of the applicable Restricted Payment Event, in the case of
        Section 2(b)(5) of this Article IV, until the consummation of the Initial Public Offering, and in the case of Section 2(b)(6) of this
        Article IV, until the occurrence of a Triggering Event; provided, however, that in no event shall the Corporation be required to mail any such notice if it is not required to redeem any Notes pursuant to
        Section 2(b)(8) of this Article IV.

               (10) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption) dividends on the shares of Series C Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of preferred stock, unclassified as to series, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price and any accrued and unpaid dividends to the redemption date) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

               (11) In the event that fewer than all shares of Series C Preferred Stock are redeemed, except as expressly provided herein, the Corporation may elect whether to redeem shares of Series C Preferred Stock generally, only Additional Shares of Series C Preferred Stock or any combination thereof. Any such redemption of Additional Shares of Series C Preferred Stock or other Series C Preferred Stock shall be made pro rata among Additional Shares of Series C Preferred Stock or other Series C Preferred Stock, as the case may be.

               (12) Nothing contained herein shall limit any legal right of the Corporation or any Affiliate to purchase or otherwise acquire any shares of Series C Preferred Stock at any price, whether higher or lower than the redemption price.

               (c)    Exchange.
                      --------
               (1) From and after March 15, 1994, the Series C Preferred Stock shall be exchangeable in whole or in part on any Series C Dividend Payment Date, subject to the following sentence, at the option of the holder thereof. The Corporation shall not be required to exchange any shares of Series C Preferred Stock pursuant to this Section 2(c) of this
        Article IV if any such exchange would result in an Indebtedness Default, if an Indebtedness Default has occurred and is continuing, or would result therefrom, or if any such exchange is prohibited by the then applicable corporation law of the State of Delaware and unless and until such exchange is permitted by Federal securities law and any applicable state or "blue sky" securities law (it being agreed that the Corporation shall have no obligation to register the Exchange Junior Subordinated Notes (as such term is defined below) issuable upon exchange hereof under the Securities Act (as defined below) or pursuant to any such state or "blue sky" securities law) (any of the foregoing, an "Exchange Restriction"). Holders of the outstanding shares of Series C Preferred Stock will be entitled to receive (x) prior to March 15, 1997, $97.00 principal amount of the Exchange Junior Subordinated Notes and (y) thereafter $100.00 principal amount of the Exchange Junior Subordinated Notes, in each case in exchange for each share of Series C Preferred Stock held by them at the time fixed for exchange. At such time, the rights of the holders of Series C Preferred Stock to be exchanged as stockholders of the Corporation shall cease, and the person or persons entitled to receive the Exchange Junior Subordinated Notes issuable upon exchange shall be treated for all purposes as the registered holder or holders of such Exchange Junior Subordinated Notes.

               (2) Any holder desiring to exercise its option to exchange all or a portion of its Series C Preferred Stock shall give written notice of the number of such shares to be so exchanged to the Corporation at least thirty, but not more than sixty, days prior to the date fixed for exchange. In the event that the exchange is subject to an Exchange Restriction, the Corporation shall give notice thereof to the holder so electing to exchange on or prior to the date fixed for such exchange. In the event any such notice is so given, such holder's election to exchange shall be deemed to be rescinded. Each holder of shares of Series C Preferred Stock may exercise such exchange privilege by surrendering to the Corporation the certificate or certificates for the shares to be exchanged, together with a written notice of exchange executed to indicate the number of shares to be exchanged.

               (3) All shares of Series C Preferred Stock which have been exchanged shall no longer be deemed to be outstanding and shall be retired, and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease, except only the right of the holders thereof to receive Exchange Junior Subordinated Notes in exchange therefor and to receive any accrued and unpaid dividends thereon.

               (4) Such retired shares of Series C Preferred Stock shall become authorized but unissued preferred stock. Upon any exchange of shares of Series C Preferred Stock in accordance with this Section (2)(c) of this
        Article IV, the Corporation will pay any stock transfer taxes which may be due with respect to the transfer and sale of such exchanged shares to the Corporation; provided, however, that if the Exchange Junior

        Subordinated Notes into which the Series C Preferred Stock is exchangeable pursuant to this Section (2)(c) of this Article IV is to be issued in the name of any person other than the registered holder of the Series C Preferred Stock to be so exchanged (the "registered holder"), the amount of any transfer taxes (whether imposed on the registered holder or on such other person) payable on account of the transfer to such person will be payable by the registered holder. If satisfactory evidence of the payment of such taxes or exemption therefrom is not submitted upon exchange, either the exchange consideration will be withheld until such evidence or payment is received or, at the Corporation's option, the amount of such stock transfer taxes will be billed directly to such registered holder. In case fewer than all the shares represented by any certificate for Series C Preferred Stock are exchanged, a new certificate shall be issued representing the unexchanged shares without cost to the registered holder of such shares so exchanged.

               (d) Voting. The holders of record of shares of Series C Preferred
                   ------
        Stock shall not be entitled to any voting rights except as specified in this Section (2)(d) of this Article IV and except as otherwise provided by law. The affirmative vote of the holders of at least a majority in liquidation value of the outstanding shares of Series C Preferred Stock, voting separately as a single class on a one vote per share (prorated for fractional shares) basis, in person or by proxy, at a special or annual meeting of stockholders called for the purpose, or by consent, shall be required to amend, repeal or change any provisions of this Amended Certificate of Incorporation of Series C Preferred Stock in any manner which would materially and adversely affect, alter or change the powers, preferences or special rights of any share of Series C Preferred Stock. Notwithstanding the foregoing, and without limiting the first sentence of this Section (2)(d) of this Article IV, no vote or consent of the holders of the Series C Preferred Stock will be required for (i) the creation or incurrence of any indebtedness of any kind of the Corporation or any of its Subsidiaries, (ii) the creation, issuance, or increase or decrease in the amount, of any class or series of capital stock of the Corporation, whether ranking prior to, on a parity with, or junior to the Series C Preferred Stock as to dividends or upon liquidation, dissolution or winding up of the Corporation, (iii) any merger, consolidation or similar transaction involving the Corporation or any sale, lease or other conveyance of all or substantially all of the assets of the Corporation, or (iv) any other action by the Corporation or any of its Subsidiaries.

               (e)    Liquidation.
                      -----------

               (1) Upon a liquidation, winding up or dissolution of the affairs of the Corporation, whether voluntary or involuntary, the holders of shares of Series C Preferred Stock then outstanding shall be entitled, whether from capital or surplus before any assets of the Corporation shall be distributed among or paid over to the holders of Junior Securities but after distribution of such assets among, or payment thereof over to, creditors of the Corporation and to holders of any stock of the Corporation with liquidation rights senior to the Series C Preferred Stock, to be paid $100 per share (prorated for fractional shares), plus, in each such case, an amount equal to all accrued and unpaid dividends thereon (whether or not earned or declared) to and including the date of final distribution. After any such payment in full, the holders of shares of the Series C Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

               (2) Neither the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, nor the sale of assets by the Corporation, shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, for the purposes of this Section
        (2)(e) of this Article IV.

               (3) If, upon any such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets of the Corporation shall be insufficient to make the full payments required by
        Section 2(e)(1) of this Article IV, no such distribution shall be made on account of any shares of any other class or series of preferred stock ranking on a parity with the shares of Series C Preferred Stock upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of Series C Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

               (4) Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with or prior to the shares of Series C Preferred Stock upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the shares of Series C Preferred Stock as provided in this Section
        (2)(e) of this Article IV, but not prior thereto, any Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the shares of Series C Preferred Stock shall not be entitled to share therein.

               (f)    Restrictions on Transfer.
                      ------------------------
               (1) No sale, assignment, transfer, pledge, encumbrance or other disposition (each, a "disposition") of any shares of Series C Preferred Stock, in whole or in part, shall be permitted unless such disposition is permitted by Sections 2(f)(2) and (2)(f)(3) of this Article IV.

               (2) The Series C Preferred Stock has not been registered under the Securities Act or any applicable state securities or blue sky law and may not be sold, transferred or otherwise disposed of without such registration unless the sale, transfer or disposition can be effected without such registration and in compliance with the Securities Act and such laws. The holder of the Series C Preferred Stock shall not sell, transfer or otherwise dispose of all or any part of, any shares of Series C Preferred Stock, other than pursuant to an effective registration statement under the Securities Act, without first notifying the Corporation prior to such sale, transfer or disposition and, if requested by the Corporation, delivering to the Corporation a written opinion of legal counsel experienced in Securities Act matters, in form and substance reasonably satisfactory to the Corporation, that an exemption from registration is available under the Securities Act and any applicable state securities or blue sky law.

               (3) No disposition of any shares of Series C Preferred Stock, in whole or in part, shall be permitted at any time unless such disposition is not to any person or entity, engaged, directly or indirectly, in any line of business in which the Corporation or any of its Subsidiaries then engages, or to any person or entity which is a supplier to, or customer of, the Corporation or any of its Subsidiaries.

                (g) No Registration Rights. No person shall at any time be
                    ----------------------
        entitled to registration or similar rights with respect to any shares of Series C Preferred Stock.

                (h) Additional Definitions. As used in this Certificate of
                    ----------------------
        Designation, the following terms have the meanings specified below:

               "Affiliate" shall have the meaning assigned to it in the Junior
                ---------
        Subordinated Notes.

               "Bank Credit Agreement" shall have the meaning assigned to it in
                ---------------------
        the Junior Subordinated Notes (as such Junior Subordinated Notes are in effect on the Series C Initial Issuance Date). A copy of the Bank Credit Agreement is available at the principal executive offices of the Corporation and a copy will be sent to any holder of the Series C Preferred Stock upon request.

               "Bridge Loan Agreement" shall have the meaning assigned to it in
                ---------------------
        the Junior Subordinated Notes (as such Junior Subordinated Notes are in effect on the Series C Initial Issuance Date). A copy of the Bridge Loan Agreement is available at the principal executive offices of the Corporation and a copy will be sent to any holder of the Series C Preferred Stock upon request.

               "Bridge Loan Financing" shall have the meaning assigned to it in
                ---------------------
        the Junior Subordinated Notes (as such Junior Subordinated Notes are in effect on the Series C Initial Issuance Date).

               "Business Day" shall mean any day (other than a day which is a
                ------------
        Saturday, Sunday or legal holiday in the State of New York or the State of Georgia) on which banks are open for business in New York City.

               "Exchange Junior Subordinated Notes" shall mean the Junior
                ----------------------------------
        Subordinated Notes due January 17, 2003 of the Corporation, in the form attached as an exhibit to the Junior Securities Exchange, Termination and Release Agreement, dated as of March 11, 1991, among the Corporation, the initial holders of the Series C Preferred Stock and certain other person. A copy of such Junior Securities Exchange, Termination and Release Agreement is available at the principal executive offices of the Corporation and a copy will be sent to any holder of the Series C Preferred Stock upon request.

               "Indebtedness Default" means any breach of, or the happening of a
                --------------------
        default or event of default under, the Bank Credit Agreement, the Bridge Loan Agreement, the Management Notes, the Junior Subordinated Notes (or any agreement or instrument relating to any of the foregoing) or any other agreement, instrument or other document representing or relating to Indebtedness (as defined in the Bank Credit Agreement, as in effect on the Series C Initial Issuance Date) to which the Corporation or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound, that, in any such event, permits, or would permit upon notice or with lapse of time or both, any holder thereof to effect, or automatically effects, or would effect, whether upon notice or with lapse of time or both, an acceleration of the maturity thereof.

               "Initial Public Offering" shall have the meaning assigned to it
                -----------------------
        in the Junior Subordinated Notes (as such Junior Subordinated Notes are in effect on the Series C Initial Issuance Date).

               "Junior Subordinated Notes" shall mean the Junior Subordinated
                -------------------------
        Notes due January 17, 2003 of the Corporation, as the same may be amended, supplemented or otherwise modified from time to time. A copy of the Junior Subordinated Notes is available at the principal executive offices of the Corporation and a copy will be sent to any holder of the Series C Preferred Stock upon request.

               "Management Notes" shall mean the Amended and Restated Adjustable
                ----------------
        Rate Senior Subordinated Notes due January 1, 1999 of the Corporation as amended, supplemented or otherwise modified from time to time. A copy of the Management Notes is available at the principal executive offices of the Corporation and a copy will be sent to any holder of the Series C Preferred Stock upon request.

               "Securities Act" shall mean the Securities Act of 1933, as
                --------------
        amended.

               "Subsidiary" shall have the meaning assigned to it in the Junior
                ----------
        Subordinated Notes (as such Junior Subordinated Notes are in effect on the Series C Initial Issuance Date).

                                    ARTICLE V
                                REGISTERED OFFICE

               The address, including street, number, city and county, of the registered office of the Corporation is 1013 Centre Road, in the City of Wilmington, County of New Castle, Delaware, and the name of the registered agent of the Corporation at such address is Corporation Service Company.

                                   ARTICLE VI
                      REQUIRED STOCKHOLDER VOTE AND CONSENT

               Except as otherwise required by law, the affirmative vote of the holders of a majority of the issued and outstanding shares of the Corporation shall decide any matter submitted to a vote of the stockholders of the Corporation. The holders of a majority of the issued and outstanding shares of the Corporation may take any action that the stockholders of the Corporation are permitted or required to take at a meeting pursuant to a consent signed by such holders and setting forth the action taken.

                                   ARTICLE VII
                                    DIRECTORS

               The number of directors constituting the initial board of directors of the Corporation is four.


                                  ARTICLE VIII
                                 INDEMNIFICATION

               The Corporation shall (i) indemnify any person who was, is, or is threatened to be made a defendant or respondent in any completed, pending, or threatened action, proceeding, or suit (whether civil, criminal, administrative, or investigative or whether an appeal in such action, proceeding, or suit or an inquiry or investigation that could lead to such an action, proceeding or suit) because such person was or is a director or officer of the Corporation, or, while a director or officer of the Corporation, was or is serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses (including attorneys' fees) actually incurred by such person in connection with such action, proceeding, or suit and (ii) advance reasonable expenses to such person in connection with such action, proceeding or suit. Any repeal or modification of this Article shall not adversely affect any rights to indemnification of any person with respect to any completed, pending, or threatened action, proceeding, or suit existing immediately prior to such repeal or modification. The rights provided in this Article shall not be exclusive of any other rights to which such person may be entitled under any provision of the bylaws of the Corporation, resolution of the stockholders or directors of the Corporation, agreement, or otherwise.

                                   ARTICLE IX
                        LIMITATION OF DIRECTOR LIABILITY

               A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director. Any repeal or modification of this Article shall not adversely affect any rights or protection of a director of the Corporation existing immediately prior to such repeal or modification.

                                    ARTICLE X
                                 CORPORATE POWER

               The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on the stockholders of the Corporation herein are granted subject to this reservation.

                                            SIMMONS COMPANY



                                            By: /s/ Zenon S. Nie
                                                ---------------------------
                                                Name: Zenon S. Nie
                                                Title: Chief Executive Officer